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                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                       Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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 FORM 5
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[ ] Check box if no longer
    subject to Section 16.
    Form 4 or Form 5
    obligations may
    continue. See
    Instruction 1(b).
[ ] Form 3 Holdings Reported
[ ] Form 4 Transaction Reported

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 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol        6. Relationship of Reporting Persons
  Troyna         Lawrence       J.                                                               to Issuer
------------------------------------------    Fields Aircraft Spares, Inc. (FASI)                   (Check all applicable)
     (Last)     (First)     (Middle)                                                             X Director             _ 10% Owner
  128 Mount Street                                                                               X Officer (give title  _ Other
------------------------------------------                                                                  below)        (specify
             (Street)                                                                                                      below)
  London            U.K.        W1Y FHA                                                         Chief Financial Officer & Secretary
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      (City)      (State)      (Zip)       3. IRS Identification 4. Statement for Month/Year  7. Individual or Joint/Group Reporting
                                            Number of Reporting           12/31/97                (check applicable line)
                                            Person, if an Entity ---------------------------  X Form Filed by One Reporting Person
                                              (Voluntary)        5. If Amendment, Date of     _ Form Filed by More than One
                                                                    Original (Month/Year)       Reporting Person
                                                                         02/11/98
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                                                  Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Security                        2.Trans-   3.Trans-  4.Securities Acquired (A) 5.Amount of    6.Owner-      7.Nature of
  (Instr.3)                                  action     action    or Disposed of (D)        Securities     ship          Indirect
                                             Date       Code      (Instr. 3, 4 and 5)       Beneficially   Form:         Beneficial
                                             (Month/    (Instr. -------------------------   Owned at       Direct        Ownership
                                             Day/Year)  8)                  A               End of         (D) or        (Instr. 4)
                                                                  Amount    or   Price      Issuer's       Indirect
                                                                            D               Fiscal Year    (I)
                                                                                           (Instr. 3 & 4)  (Instr. 4)
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
       Common Shares                      05/09/97      G        10,000(1)  D                  36,927         D
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       Common Shares                                                                           20,000(2)      I          By Spouse
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* If the Form is filed by more than one reporting person, see instruction 4(b)(v).                                           (Over)

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

FORM 5 (continued)

                             Table II  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                     (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of     2.Conver-   3.Trans-  4.Trans-  5.Number of   6.Date Exer-     7.Title and  8.Price   9.Number  10.Owner-   11.Nature
  Derivative     sion or     action    action    Derivative    cisable and      Amount of    of        of Deri-   ship of     of In-
  Security       Exercise    Date      Code      Securities    Expiration       Underlying   Deri-     vative     Deriva-     direct
  (Instr. 3)     Price of   (Month/   (Instr.    Acquired      Date (Month/     Securities   vative    Secur-     tive        Bene-
                 Deri-       Day/      8)        (A) or        Day/Year)        (Instr. 3    Secu-     ities      Security:   ficial
                 vative      Year)               Disposed                       and 4)       rity      Benefi-    Direct      Owner-
                 Security                        of (D)      -----------------------------   (Instr.   cially     (D) or      ship
                                                 (Instr.3,   Date    Expir-        Amount or 5)        Owned      Indirect   (Instr.
                                                 4, and 5)   Exer-   ation   Title Number of           at End     (I)         4)
                                                -----------  cisable Date          Shares              of Year    (Instr.4)
                                                 (A)    (D)                                            (Instr.4)
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
Options to
acquire                                                                      Common
Common Shares   $ 6.25       4/2/97     A        30,000       (3)    4/2/00  Shares  30,000            30,000        D
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Options to
acquire                                                                      Common
Common Shares   $10.00       8/7/97     A        87,000       (4)   (4)      Shares  87,000            87,000        D
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Options to
acquire                                                                      Common
Common Shares   $ 8.25       8/28/97    A        20,000       (5)    8/28/02 Shares  20,000            20,000        D
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
Explanation of Responses:
(1) Represents transfer of shares to spouse.
(2) The reporting person disclaims beneficial ownership of all securities held by his spouse, and this report should not be deemed an admission that the reporting person is the beneficial owner of such securities  for purposes of Section 16 or for any other purpose.
(3) One half of the options are exercisable on or after April 1, 1998 and April 1, 1999, respectively.
(4) The options vest based upon Company performance; but in any event, the options must vest by June 30, 1999, if at all. The options expire three years after vesting.
(5) One half of the options are exercisable on or after August 27, 1998, and August 27, 1999, respectively.


** Intentional misstatements or omissions of facts constitute                          /s/ Lawrence J. Troyna              12/02/98
   Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              --------------------------------    --------
                                                                                       ** Signature of Reporting Person      Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
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